Exhibit 99.1
NEWS RELEASE

For Immediate Release:	For Further Information Contact:
October 16, 2008	Media: Jan Sieving +1 832 513 1111 Investors: Mark Coscio +1 832 513 1200
CB&I PRE-ANNOUNCES THIRD QUARTER ITEMS
Conference Call and Webcast Scheduled for October 16
THE WOODLANDS, Texas – October 16, 2008 – CB&I (NYSE: CBI) will host a conference call on October 16 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Philip K. Asherman, President and CEO, and Ronald A. Ballschmiede, Chief Financial Officer, will address the following:
U.K. LNG Projects – CB&I is taking an additional provision of $86 million ($0.85 per share) to capture the additional projected costs to complete the U.K. LNG projects. As a result of ongoing subcontractor issues and weather delays during the third quarter, the schedule for achieving first gas for South Hook LNG has been further delayed and projected costs have increased by $80 million. The Isle of Grain LNG project is on schedule to receive first gas in November.
Hurricane Ike – On September 13, Hurricane Ike impacted 17 CB&I facilities, the majority of which were back to normal operation within a week. CB&I’s overall financial impact from the hurricane is minimal. For the full-year 2008, costs are expected to be in the range of US$6 to US$8 million ($0.04 to $0.05 per share).
Credit Markets – In light of the current turmoil in worldwide financial markets, CB&I confirms it is in compliance with its covenants and its credit facilities are strong.
End Markets – An end market analysis indicates that the weakness in the credit markets has not had a significant impact on CB&I’s prospective projects.
Conference Call & Webcast
The webcast, which will include a slide presentation, will be available at www.CBI.com Investor Relations / Presentations & Webcasts. Please log on at least 15 minutes prior to the start of the call to register and to download any necessary audio software.
The conference call can be accessed by telephone at 1-800-301-8321 (U.S.) or 1-706-634-2259 (outside the U.S.) ID#: 69295902. A replay of the conference call will be available at www.CBI.com or by calling 1-800-642-1687 (U.S.) or 1-706-645-9291 (outside the U.S.) through October 23. ID#: 69295902.
About CB&I
CB&I combines proven process technology with global capabilities in engineering, procurement and construction to deliver comprehensive solutions to customers in the energy and natural resource industries. With more than 70 proprietary licensed technologies and 1,500 patents and patent applications, CB&I is uniquely positioned to take projects from conceptual design, through technology licensing, engineering and construction and final commissioning. Drawing upon the global expertise and local knowledge of approximately 18,000 employees in more than 80 locations, CB&I safely and reliably executes projects worldwide. For more information visit www.CBI.com. If you would like to be added to CB&I’s news release email distribution list, click here.

Forward-Looking Statement
Any statements made in this release that are not based on historical fact are forward-looking statements and represent management’s best judgment as to what may occur in the future.  The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions, and may differ materially from those expressed or implied by any forward-looking statements. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company’s ability to realize cost savings from its expected performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price or similar contracts whether as the result of improper estimates or otherwise; risks associated with labor productivity; percentage-of-completion accounting; the Company’s ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; adverse impacts from weather may affect the Company’s performance and timeliness of completion, which could lead to increased costs and affect the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; increased competition; fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which the Company’s customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company’s revenue; lower than expected growth in the Company’s primary end markets, including but not limited to LNG and energy processes; risks inherent in acquisitions and the Company’s ability to obtain financing for proposed acquisitions; the Company’s ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; the weakening, non-competitiveness, unavailability of, or lack of demand for, our intellectual property rights; failure to keep pace with technological changes; failure of our patents or licensed technologies to perform as expected or to remain competitive, current, in demand, profitable or enforceable; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation, including, but not limited to pending securities class action litigation, and the potential effect on the Company’s business, financial condition and results of operations; the ultimate outcome or effect of the pending Federal Trade Commission order on the Company’s business, financial condition and results of operations; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing the Company’s obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, Dutch tax treaties with foreign countries, and U.S. tax treaties with non-U.S. countries (including, but not limited to The Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; and a downturn or disruption in the economy in general.  Additional factors which could cause actual results to differ materially from such forward-looking statements are described under “Risk Factors” as set forth in the Company’s Form 10-K filed with the SEC for the year ended Dec. 31, 2007.  The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
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